                                                                 EXHIBIT (A)

                            ASSET PURCHASE AGREEMENT

                            Dated as of July 15, 1996

                                 by and between

                        MAGNETIC TECHNOLOGIES CORPORATION

                                       AND

                                AUSTRO MOLD, INC.


SECTION 1.  ASSETS TO BE ACQUIRED.................................................  1
         1.1   Description of Purchased Assets....................................  1
         1.2   Excluded Assets....................................................  5

SECTION 2.  THE PURCHASE PRICE AND RELATED MATTERS................................  6
         2.1   Purchase Price. ...................................................  6
         2.2   Purchase Price Adjustments.........................................  7
         2.3   Allocation of Purchase Price.......................................  8

SECTION 3.  ASSUMPTION OF ENUMERATED LIABILITIES..................................  8
         3.1   General Limitation on Assumption of Liabilities....................  8
         3.2   Excluded Liabilities...............................................  9
         3.3   Employees. ........................................................ 11

SECTION 4.  REPRESENTATIONS AND WARRANTIES OF SELLER.............................. 11
         4.1   Organization and Good Standing..................................... 11
         4.2   Corporate Authority................................................ 12
         4.3   No Violation....................................................... 12
         4.4   Consents and Approvals of Governmental Authorities and Others...... 13
         4.5   Financial Statements............................................... 13
         4.6   Litigation:  Compliance with Laws.................................. 14
         4.7   Intellectual Property.............................................. 14
         4.8   No Prior Sale or Licensing of Purchased Assets..................... 15
         4.9   Certain Fees....................................................... 15
         4.10  Disclosure......................................................... 16
         4.11  Solvency........................................................... 16
         4.12  Purchased Assets................................................... 16
         4.13  Technical Information.............................................. 17
         4.14  Inventory.......................................................... 17
         4.15  Contracts.......................................................... 17
         4.16  Open Orders........................................................ 18
         4.17  Permits and Licenses............................................... 18
         4.18  Insurance.......................................................... 19
         4.19  Product Liability.................................................. 19
         4.20  Absence of Sensitive Payments...................................... 19
         4.21  Taxes.............................................................. 19
         4.22  Environmental Issues............................................... 20
         4.23  Benefit Plans and Employment Arrangements.......................... 23
         4.24  Undisclosed Liabilities............................................ 23
         4.25  Transaction Relationship........................................... 24

SECTION 5.  REPRESENTATIONS AND WARRANTIES OF BUYER............................... 25
         5.1   Organization, Good Standing and Corporate Authority................ 25
         5.2   No Violation....................................................... 25

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
         5.3   Consents and Approvals of Governmental Authorities and Others...... 25
         5.4   Certain Fees....................................................... 26
         5.5   Business Records................................................... 26
         5.6   Seller's Accounts Receivable....................................... 26

SECTION 6.  SELLER'S COVENANTS.................................................... 26
         6.1   Employees.......................................................... 26
         6.2   Sales Taxes; Equipment Appraisal................................... 26
         6.3   Access to Offices, Officers, Accountants, Due Diligence, Etc....... 27
         6.4   Environmental Investigation........................................ 27
         6.5   Approvals; Consents................................................ 28
         6.6   Preservation of Business Organization.............................. 28
         6.7   Approval of Certain Transactions................................... 28
         6.8   Exclusive Dealing.................................................. 29
         6.9   Update Schedules................................................... 29
         6.10  Employees; WARN.................................................... 29
         6.11  Further Assurances................................................. 30

SECTION 7.  THE CLOSING........................................................... 30

SECTION 8.  CONDITIONS PRECEDENT TO THE OBLIGATIONS OF BUYER...................... 30
         8.1   Corporate Action................................................... 30
         8.2   Representations and Warranties..................................... 31
         8.3   Performance of Obligations......................................... 31
         8.4   Instruments of Conveyance, Etc..................................... 31
         8.5   Delivery........................................................... 31
         8.6   Opinion of Counsel................................................. 31
         8.7   Required Consents.................................................. 31
         8.8   Litigation......................................................... 32
         8.9   Satisfactory Financing............................................. 32
         8.10  No Material Adverse Change......................................... 32
         8.11  Sublease........................................................... 32
         8.12  Requirements Contract.............................................. 33
         8.13  Release of Right of First Refusal.................................. 33
         8.14  Backlog of Open Orders............................................. 33

SECTION 9.  CONDITIONS PRECEDENT TO THE OBLIGATIONS OF SELLER..................... 33
         9.1   Representations and Warranties..................................... 33
         9.2   Execution and Delivery............................................. 33
         9.3   Payment............................................................ 34

SECTION 10. SURVIVAL OF REPRESENTATIONS, WARRANTIES AND
         COVENANTS; FURTHER ACTION BY SELLER...................................... 34
         10.1  Survival of Representations and Warranties......................... 34
         10.2  Further Action by Seller........................................... 34

SECTION 11.  INDEMNIFICATION...................................................... 34
         11.1   Indemnity by Seller............................................... 34
         11.2   Indemnity by Buyer................................................ 36
         11.3   Notice of Claim................................................... 36
         11.4   Limitation of Indemnification..................................... 37
         11.5   Set Off........................................................... 37

SECTION 12.  TERMINATION; MODIFICATION OR WAIVER.................................. 37
         12.1   Termination....................................................... 37
         12.2   Modification...................................................... 37
         12.3   Waiver............................................................ 38

SECTION 13.  COSTS INCIDENT TO PREPARATION OF AGREEMENT........................... 38

SECTION 14.  RISK OF LOSS; DAMAGE PRIOR TO CLOSING................................ 38

SECTION 15.  BEST EFFORTS......................................................... 39

SECTION 16.  GENERAL.............................................................. 39
         16.1   Parties in Interest............................................... 39
         16.2   Assignment........................................................ 39
         16.3   Confidentiality................................................... 40
         16.4   Public Statements................................................. 40
         16.5   Choice of Law..................................................... 40
         16.6   Mediation......................................................... 40
         16.7   Notices........................................................... 41
         16.8   Entire Agreement.................................................. 42
         16.9   No Waiver......................................................... 42
         16.10  Severability...................................................... 42
         16.11  Headings.......................................................... 43
         16.12  Counterparts...................................................... 43
         16.13  Construction...................................................... 43
         16.14  WAIVER OF JURY TRIAL.............................................. 43






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

SCHEDULES
1.1.1                      Intellectual Property
1.1.3                      Fixed Assets and Equipment Leases
1.1.4(a)                   Rejected Inventory
1.1.4(b)                   Polaroid Inventory
1.1.4                      Inventory and Supplement
1.1.5                      Open Orders
1.1.6                      Other Contracts
1.1.7                      Permits
1.1.10                     Computer Software Assets
1.1.11                     Prepaid Expenses
1.2                        Excluded Assets
2.2(d)                     Four Tools Detail
2.2(e)                     Agreed Inventory Value
2.2                        Allocation of Purchase Price
4.5                        Balance Sheet and Material Adverse Changes
4.6                        Litigation
4.7                        Intellectual Property Exceptions
4.13                       Technical Information Additions
4.15                       Contracts
4.16                       Open Order Margins and Costs
4.21                       Contested Taxes
4.22.1                     Compliance with Environmental Law.
4.22.2                     Environmental Permits
4.22.4                     Off-Site Disposals
4.22.5                     Hazardous or Toxic Materials
4.22.6                     Environmentally Sensitive Areas
4.23                       Benefit Plans and Employment Arrangements

EXHIBITS


A                         Real Property Lease
B                         Seller's Counsel Opinion

                                GLOSSARY OF TERMS

                  Defined Term                            Section
                  ------------                            -------

                  Agreement                                Heading
                  Balance Sheet                            4.5
                  Books and Records                        4.5
                  Business                                 Recitals
                  Buyer                                    Heading
                  CERCLA                                   4.22.3
                  Closing                                  7
                  Closing Date                             7
                  Code                                     4.23.2
                  Computer Software Assets                 1.1.10
                  Contamination                            4.22.3
                  Contracts                                1.1.6
                  Dandora                                  2.1
                  Disposal                                 4.22.4
                  Disposed                                 4.22.4
                  Environmental Permits                    4.22
                  Environmental Laws                       4.22
                  Equipment                                1.1.3
                  Equipment Leases                         1.1.3
                  ERISA                                    4.23.1
                  Excluded Assets                          1.2
                  Excluded Liabilities                     3.2
                  GAAP                                     1.1.11
                  Governmental Authority                   4.22.4.2
                  Hazardous Substances                     4.22.3
                  Hired Employees                          3.3
                  Indebtedness                             4.24
                  Indemnified Party                        11.3
                  Indemnifying Party                       11.3
                  Intellectual Property                    1.1.1
                  Inventory                                1.1.4
                  Liens                                    4.12.2
                  Losses                                   11.1
                  Note                                     2.1
                  Open Orders                              1.1.5
                  Permits                                  1.1.7
                  Person                                   3.1
                  Polaroid Inventory                       1.2.5
                  Product Liability                        3.1
                  Purchase Price                           2.1
                  Purchased Assets                         1.1
                  Real Property Leases                     1.1.8
                  Rejected Inventory                       1.1.4
                  Related Rights                           1.1.1
                  Seller                                   Heading
                  Taxes                                    1.2.4
                  Technical Information                    1.1.2

                            ASSET PURCHASE AGREEMENT
                            ------------------------


     ASSET PURCHASE AGREEMENT dated this 15th day of July, 1996 ("Agreement") by and between Magnetic Technologies Corporation, a Delaware corporation ("Seller"), and Austro Mold, Inc., a New York corporation ("Buyer").

                                    RECITALS:

     Seller is engaged, inter alia, in the business of tool and die production and plastic injection molding (the "Business") through its Austro Mold division (the "Division"). Seller desires to sell, and Buyer desires to acquire, certain of the assets of the Business, free and clear of all liabilities and Liens (capitalized terms shall be used as defined in the Sections mentioned in the Glossary of Terms to this Agreement), all upon the terms and conditions set forth herein.

     In consideration of the mutual covenants, agreements, representations and warranties contained herein, and in reliance thereon, Buyer and Seller, intending to be legally bound, agree as follows:

SECTION 1. ASSETS TO BE ACQUIRED.

          1.1 DESCRIPTION OF PURCHASED ASSETS. Subject to the terms and conditions of this Agreement, and in reliance on the representations, warranties and covenants contained herein, on and as of the Closing Date, Seller will sell, convey, assign, transfer and deliver to Buyer, and Buyer will purchase and acquire, the Business as a going concern and all of Seller's right, title and interest in and to the assets, properties and rights of every kind and description, real, personal and mixed, tangible and intangible, wherever situated constituting or used in the Business (the "Purchased Assets"), as the same shall exist on the Closing Date (other than the Excluded Assets), including without limitation:

               1.1.1 Intellectual Property and Related Rights. All unpatented inventions, invention disclosures, multinational invention registrations, patents and patent applications (including, but not limited to, all reissues, divisions, continuations, continuations-in-part, extensions and reexaminations) and all rights therein provided by law, multinational treaties or conventions; publications and copyrights; trade secrets, know-how and show-how; formulas; and all common law and registered trademarks, trademark registrations, applications for trademark registrations, tradenames, trade dress, brand names, service marks and logos; the Division's name
Austro Mold; including in each case without limitation, those identified on
SCHEDULE 1.1.1, together with the goodwill associated therewith and symbolized thereby, and an assignment of any licenses therefor to or from Seller including the consent to such assignment where required by the terms of the license (collectively, the "Intellectual Property"); together with an assignment of all rights of Seller in and to, including rights to enforce the terms of, confidentiality agreements and noncompetition agreements of, and any agreements relating to the assignment of inventions made by, prior and present employees of Seller and any such agreements with any other Person with respect to the Intellectual Property (collectively, the "Related Rights");

               1.1.2 Technical Information. All customer, dealer, supplier and installation lists; serial number records; engineering, manufacturing, design, installation and other technical drawings and specifications, calculations and manufacturing and production processes and techniques; research and development information; operating, maintenance and repair manuals and instruction books; cost and estimating information, cost records, vendor data and other business records (including without limitation, sales histories); sales inquiries; consultant's reports; bills of material, test data and selected test material samples; advertising and promotional literature, including reproducible masters and all other commercial, sales, marketing and technical data (including, but not limited to, data stored electronically or on other format, together with an assignment of any third party licenses necessary to use such data) (collectively, the "Technical Information");

               1.1.3 Equipment. All of the machinery, equipment, leasehold improvements,

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trucks, automobiles, office furniture, office equipment, computing and telecommunications equipment of the Business listed on SCHEDULE 1.1.3, including the software loaded on such equipment as on SCHEDULE 1.1.10 (collectively, the "Equipment") subject to the rights of third parties in the equipment leases listed on SCHEDULE 1.1.3 (the "Equipment Leases");

               1.1.4 Inventory. All raw materials inventory, work-in-process inventory, finished goods inventory and spare parts inventory, including that identified on SCHEDULE 1.1.4 (as updated in a supplement to SCHEDULE 1.1.4 to be delivered at Closing), (a) less any raw materials, work-in-process and finished goods inventory which Buyer may in its discretion designate at the Closing, as set forth on SCHEDULE 1.1.4(a) (the "Rejected Inventory") and (b) less the Polaroid Inventory, as set forth on SCHEDULE 1.1.4(b), excluded in Section 1.2.5, together with all manufacturing supplies and boxing, labeling and other shipping materials and an assignment of all related manufacturer or fabricator warranties, guaranties and indemnities (collectively, the "Inventory");

               1.1.5 Open Orders. Open orders for goods and services with customers of Seller set forth on SCHEDULE 1.1.5 (the "Open Orders"), together with related purchase orders, contracts, subcontracts and credit support associated with such Open Orders;

               1.1.6 Other Contracts. All contracts, orders for spare parts, distribution agreements, service agreements, development agreements, consulting agreements, leases of machinery, equipment and other personal property, guarantees, commitments, instruments and other agreements relating to the acquisition or ownership or any of the Purchased Assets or the operation of the Business, including those listed on SCHEDULE l.l.6 (the "Contracts");

               1.1.7 Permits, Licenses. All governmental permits, licenses, registrations, orders and approvals relating to the Business including those listed on SCHEDULE 1.1.7, to the extent such permits, licenses, registrations, orders and approvals are transferrable to Buyer (collectively, the "Permits");

               1.1.8 Real Property. All rights in a lease dated December 18, 1992 for the land and buildings situate at 25-45 Rutter Street and 55 Rutter Street, Rochester, New York in which Seller is the tenant together with all leasehold improvements thereon. A copy of the lease is attached hereto as EXHIBIT A (the "Real Property Lease");

               1.1.9 Business Records. All other records of Seller relating to the Business, including property records;

               1.1.10 Computer Software Assets. All other computer software, data rights, documentation and associated license, escrow, support and maintenance agreements, used in the conduct of the Business, including those listed on SCHEDULE 1.1.10, which excludes Windows NT and Symix software, to the extent they are transferrable by Seller with or without the consent of any other party; provided, for any such software for which a consent to transfer is not obtained, Seller shall arrange for Buyer to obtain the right to use that software including payment of any transfer fees (the "Computer Software Assets");

               1.1.11 Prepaid Expenses. All payments made by Seller with respect to the Business, except for those prepaid items listed in Section 1.2, which constitute prepaid expenses of the Business in accordance with generally accepted accounting principles ("GAAP") consistently applied, to the extent the benefits thereof are transferable to Buyer, set forth on SCHEDULE 1.1.11 (the "Prepaid Expenses");

               1.1.12 Other Intangible Assets. All other assets (including causes of action, rights of action, contract rights and warranty and product liability claims against third parties) relating to the Purchased Assets or the Business.

          1.2 EXCLUDED ASSETS. Notwithstanding Section 1.1, the following assets (collectively, the "Excluded Assets") shall be excluded from this Agreement and shall not be sold, assigned or transferred to Buyer:

               1.2.1 Any insurance policies maintained by Seller with respect to the Business;

               1.2.2 Corporate minute books and stock books;

               1.2.3 Any claims and rights against third parties (including, without limitation, insurance carriers), to the extent they relate to liabilities or obligations that are not assumed by Buyer;

               1.2.4 All payments made by Seller with respect to the Business which constitute prepaid Taxes of the Business and all claims for refunds of Taxes and other governmental charges to the extent such refunds relate to periods ending on or prior to the Closing Date; as used in this Agreement, the term "Taxes" shall mean all income or profits taxes (including, but not limited to, federal income taxes and state income taxes), estimated taxes, payroll and employee withholding taxes, unemployment insurance, social security taxes, sales and use taxes, value added taxes, excise taxes, capital stock or franchise taxes, gross receipts taxes, business license taxes, occupation taxes, stamp taxes, environmental taxes, transfer taxes, workers' compensation, Pension Benefit Guaranty Corporation premium and other governmental charges, and other obligations of the same or of a similar nature to any of the foregoing, which a corporation may be required to pay, withhold or collect, imposed by any federal, territorial, state, local or foreign government or any agency or political subdivision of any such government;

               1.2.5 Certain of Seller's plastic inventory of raw material (not finished goods) relating to Polaroid Corp. will remain the property of Seller (see SCHEDULE 1.1.4(b)) (the"Polaroid Inventory"). If Seller does not sell the Polaroid Inventory to a third party it will remain at the

Business premises and Buyer agrees to segregate it for a period of one (1) year after Closing, in which event Buyer will pay for any Polaroid Inventory it uses at Seller's cost. At the conclusion of one year after Closing Seller may remove the Polaroid Inventory or abandon it in place, at its option; and


               1.2.6 Cash, accounts receivable and any assets listed on SCHEDULE 1.2.

SECTION 2.  THE PURCHASE PRICE AND RELATED MATTERS.

     2.1 PURCHASE PRICE. In consideration of the sale, conveyance, assignment, transfer and delivery of the Purchased Assets, Buyer agrees to pay and deliver to Seller $1,635,504, subject to adjustments set forth in Section 2.2 (the "Purchase Price"), on the Closing Date as follows:

          (a) $167,007 by assumption of Seller's obligation under the Equipment leases;

          (b) $916,497 by wire transfer of immediately available funds to Seller's bank account as designated by notice to Buyer at least three days before the Closing Date (subject to adjustment provided in Section 2.2);

          (c) $342,683 by a promissory note dated the date of Closing (subject to adjustment provided in Section 2.2) payable with interest at the rate of 8% per annum commencing to accrue one year after Closing with 48 level monthly payments of principal and interest payable thereafter commencing on the first day of the 13th month after Closing (the "Note"). The Note will be secured by a lien upon the Purchased Assets, their replacement and the proceeds thereof which lien will be subordinate in all respects to the lien to be held by one or more financial institutions with an aggregate indebtedness not to exceed $1,750,000. Collection of the Note shall be personally guaranteed by Nathu R. Dandora, Vice President and majority shareholder of Buyer ("Dandora").

     In addition to the above Buyer will pay to Seller at the Closing by check the sum of the Prepaid Expenses.

     2.2 PURCHASE PRICE ADJUSTMENTS. $342,683.00 of the Purchase Price is based upon a discount from the Division's physical inventory at cost which Purchase Price will be recomputed at Closing based upon the physical inventory on that date using the following percentage discounts; provided, however, that no discount shall apply to work-in-process and tool room percentage of completion contracts allocated to purchase orders of Seller:

          (a) 25% discount from the physical inventory at cost of plastic raw material inventory, less Rejected Inventory of plastic raw material and less Polaroid Inventory;

          (b) 30% discount from the physical inventory at cost of plastic work-in-process less the Rejected Inventory of work-in-process;

          (c) 25% discount from the physical inventory at cost of finished goods less the Rejected Inventory of finished goods;

          (d) 25% discount from the gross book value of tool room percentage of completion contracts, which gross book value shall after a contract-by-contract analysis provide, on an aggregate basis, that the balance of billings on the contracts is adequate to cover (i) the costs to completion and (ii) a percentage of the original estimated profit thereof (such percentage being determined by taking the original estimated profit to the total purchase order value and multiply by the balance of billings). Notwithstanding the foregoing, four tools are excluded from the calculation for which Seller will issue a purchase order on July 16, 1996 to build, repair or complete the tools on a time and material basis, with time billed at $40.00 per hour, with a maximum number of billable hours for each tool set forth on Schedule 2.2(d); and

          (e) Notwithstanding the above discount provisions, Buyer and Seller can agree upon a value for the Inventory value which shall if so agreed be set forth on SCHEDULE 2.2.(e) as the parties shall determine.

     The principal amount of the Note and the monthly payments due will be modified to reflect the adjustment provided in this Section 2.2. above.

     The $916,497 cash portion of the Purchase Price shall be adjusted by 50% of the amount that the total of the assumed Equipment Lease liability is greater than or less than $167,007. The variance shall be added to or subtracted from the Purchase Price and shall be reflected by a change in the amount of cash paid at Closing.

     2.3 ALLOCATION OF PURCHASE PRICE. Seller and Buyer agree that the Purchase Price shall be allocated to the various assets comprising the Purchased Assets in accordance with SCHEDULE 2.2., including $1,083,504 for the Equipment. Seller and Buyer acknowledge that such allocation represents the fair market value of the Purchased Assets and shall be binding upon the parties for all applicable federal, state, local and foreign tax purposes. Seller and Buyer covenant to report gain or loss or cost basis, as the case may be, in a manner consistent with Schedule 2.2 on all tax returns filed by either of them subsequent to Closing and not to voluntarily take any inconsistent position therewith in any administrative or judicial proceeding relating to such returns. Seller and Buyer shall exchange mutually acceptable and completed IRS Forms 8594, which they shall use to report the transaction contemplated hereunder to the Internal Revenue Service in accordance with such allocation.

SECTION 3. ASSUMPTION OF ENUMERATED LIABILITIES.

     3.1 GENERAL LIMITATION ON ASSUMPTION OF LIABILITIES. Seller shall transfer the Purchased Assets to Buyer free and clear of all Liens, and without any assumption of liabilities and obligations, except the Equipment Leases and nonrent portion of the Real Property Lease and Buyer shall not, by virtue of its purchase of the Purchased Assets, assume or become responsible for any liabilities or obligations of Seller or any other Person except for the Equipment Leases and Real Property Lease.

As used in this Agreement, "Person" shall mean an individual, partnership, corporation, business trust, joint stock company, trust, unincorporated association, joint venture, limited liability company or any other entity of whatever nature; and for purposes of this Section 3.1, the phrase "liabilities and obligations" shall include, without limitation, any direct or indirect indebtedness, guaranty, endorsement, claim, loss, damage, deficiency, cost, expense, obligation or responsibility, fixed or unfixed, known or unknown, asserted or unasserted, choate or inchoate, liquidated or unliquidated, secured or unsecured, whether arising in contract, tort or otherwise, whether now existing or hereafter arising, related to, arising from or connected with the Purchased Assets or the Business, including, but not limited to, any liability for property damage, death or personal injury (whether suffered prior to or after the Closing) with respect to products or services sold or delivered by Seller or Seller's agents, whether sold, delivered or placed in use prior to or after the Closing ("Product Liability"), and Seller shall convey no such obligations or liabilities, contingent or otherwise, to Buyer, it being the intention of Buyer and Seller that Buyer shall not be deemed a successor to Seller.

     3.2 EXCLUDED LIABILITIES. Without limiting the generality of Section 3.1, the following liabilities and obligations, together with the liabilities and obligations excluded in Section 3.1 and the employee obligations excluded in
Section 3.3 (collectively, the "Excluded Liabilities") shall specifically not be assumed by Buyer and shall be paid by Seller:

          3.2.1 the liabilities or obligations of Seller to its stockholders respecting dividends, distributions to its stockholders in liquidation, redemptions of stock, or otherwise;


          3.2.2 liabilities or obligations of Seller arising out of any transactions occurring, or obligations incurred, after the Closing;

          3.2.3 any obligations of Seller for expenses, Taxes or fees incident to or arising out of the negotiation, preparation, approval or authorization of this Agreement or the consummation of the transactions contemplated hereby, including, without limitation, all attorneys and accountants fees and all brokers or finders fees or commissions payable by Seller;

          3.2.4 any obligation of Seller under or arising out of this Agreement;

          3.2.5 liabilities against which Seller is insured or otherwise indemnified or which would have been covered by insurance (or indemnification) but for a claim by the insurer (or the indemnitor) that the insured (or the indemnities) had breached its obligations under the policy of insurance (or the contract of indemnity) or had committed fraud in the insurance application;

          3.2.6 any liabilities or obligations, the existence of which constitute a breach of the representations, warranties or covenants of Seller contained in this Agreement;

          3.2.7 any obligations or liabilities of Seller to indemnify its officers, directors, employees or agents;

          3.2.8 all Taxes imposed on Seller, including any Tax of any other corporation, which Tax is assessed against Seller by virtue of its status, prior to the Closing Date, as a member of any consolidated group of which such other corporation was also a member; and

          3.2.9 all other liabilities of Seller relating to the Business that arise as a result of actions or events occurring on or before the Closing Date, including without limitation, accounts payable, Product Liability, liabilities related to the infringement by Seller of any Intellectual Property or Related Rights, liabilities of Seller relating to any environmental matters, and any liabilities related to any lawsuit, cause of action, litigation or legal proceeding with respect to any losses, occurrences or events occurring prior to Closing, whether commenced prior to or after Closing.

     Buyer in no event assumes any obligation of Seller for incidental, consequential or punitive damages or for Product Liability.

     3.3 EMPLOYEES. Buyer shall assume no and shall have no obligations to any of Seller's employees for accrued benefits, severance or deferred pay, pension, medical or disability benefits or any other payments or benefits, which may be or become due to such employees from Seller. Seller agrees that, with respect to claims for workers' compensation and all claims under Seller's employee benefit programs by persons working for the Business arising out of events occurring prior to the Closing, whether reported or unreported as of the Closing and whether insured or uninsured (including, but not limited to, workers' compensation, life insurance, medical and disability programs), Seller shall, at its own expense, honor or cause its insurance carriers to honor such claims in accordance with the terms and conditions of such programs or applicable workers' compensation statutes. Without limiting the scope of the preceding sentence, Seller shall be responsible for any and all claims and liabilities arising out of or relating to (a) its employment of its employees, (b) the termination by Seller of such employment of any such employees and (c) the provision of any employee benefits to such employees (and their beneficiaries and eligible dependents) attributable to their employment with, or their participation in any plans or programs maintained or contributed to by Seller.

SECTION 4. REPRESENTATIONS AND WARRANTIES OF SELLER.

     Seller hereby represents and warrants to Buyer that:

     4.1 ORGANIZATION AND GOOD STANDING. Seller is a corporation duly organized, validly existing and in good standing under the laws of Delaware, with full corporate power and authority to carry on the Business as presently conducted by it, and Seller is qualified to do business in the State of New York, which is the only foreign jurisdiction where the failure to be so qualified would materially and adversely affect the condition (financial or otherwise), properties, assets or operations of Seller.

     4.2 CORPORATE AUTHORITY. Seller has full corporate power and authority to execute and deliver this Agreement and the instruments of transfer and other documents delivered or to be delivered pursuant hereto, to perform all the terms and conditions hereof and thereof to be performed by it and to consummate the transactions contemplated hereby and thereby. This Agreement and all instruments of transfer and other documents delivered or to be delivered by Seller in connection with this Agreement have been duly authorized and approved by all necessary and proper corporate action of Seller (including authorization by Seller's Board of Directors) and constitute, and will constitute, the valid and binding obligations of Seller enforceable in accordance with their respective terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other laws or equitable principles from time to time in effect relating to or affecting the rights of creditors generally.

     4.3 NO VIOLATION. Neither the execution and delivery by Seller of this Agreement or the instruments of transfer and other documents delivered or to be delivered pursuant hereto by Seller and the performance by Seller hereunder or thereunder, nor the consummation of the transactions contemplated hereby or thereby, will violate, conflict with, result in the breach of or accelerate the performance required by any of the terms, conditions or provisions of the Articles of Incorporation or Bylaws of Seller or any covenant, agreement or understanding to which Seller is a party or any order, ruling, decree, judgment, arbitration award or stipulation to which Seller is subject, or constitute a default thereunder or result in the creation or imposition of any Lien upon any of the Purchased Assets or allow any Person to interfere with Buyer's full use and enjoyment of any of the Purchased Assets.

     4.4 CONSENTS AND APPROVALS OF GOVERNMENTAL AUTHORITIES AND OTHERS. No approval or authorization of, filing or registration with, or notification to, any governmental or regulatory authority is required in connection with the execution and delivery of this Agreement by Seller or the performance of its obligations hereunder or the consummation of the transactions contemplated hereby. No consent, approval or authorization of any Person is required in connection with the execution or delivery of this Agreement by Seller, the transfer to Buyer of the Purchased Assets or the performance by Seller of any other obligation under this Agreement except the approval of the landlord to sublet the premises under the Real Property Lease and the waiver by the landlord of its right of first refusal to purchase the Purchased Assets, which waiver has been obtained (the "Landlord Option").

     4.5 FINANCIAL STATEMENTS. The summary balance sheets for the 12 month periods ending July 31, 1993, 1994 and 1995 and the ten month period ending
May 24, 1996 and attached hereto as SCHEDULE 4.5 (the "Balance Sheet") has been prepared in accordance with GAAP consistently applied except as may be noted therein, is true and correct and presents fairly the financial condition of Seller on those dates.

     Except as set forth in SCHEDULE 4.5, there has not been since May 24, 1996 any material adverse change in the condition (financial or other), properties, assets, liabilities or prospects of the Business, and Seller has no liabilities or obligations (as defined in Section 3.1) relating to the Business, except:

          4.5.1 those liabilities and obligations set forth on the Balance Sheet and not heretofore paid or discharged;

          4.5.2 those liabilities and obligations incurred in the ordinary course of business consistent with past practice since May 24, 1996.

     All books of account and other financial records of Seller directly relating to the Business (the "Books and Records") are complete and correct and have been made available to Buyer. All of the Books and Records have been maintained in conformity with GAAP and in compliance with applicable laws, regulations and other requirements.

     4.6 LITIGATION: COMPLIANCE WITH LAWS. Except as disclosed on SCHEDULE 4.6, Seller is not engaged in, or a party to, or threatened with, any legal action, suit, investigation or other proceeding by or before any court, arbitrator or administrative agency concerning the Business, and after diligent inquiry, Seller does not know of any basis for any such action, investigation or proceeding. There are no outstanding orders, rulings, decrees, judgments or stipulations or proceedings to which Seller is a party or by which Seller is bound, by or with any court, arbitrator or administrative agency concerning the Business. Seller is operating the Business in compliance with the requirements of all federal, state and local laws, regulations, judgments, injunctions, decrees, court orders and administrative orders regarding such operations.

     4.7 INTELLECTUAL PROPERTY. To the best of Seller's knowledge, the Intellectual Property includes all intellectual property that is necessary or related to the operation of the Business. Except as described on SCHEDULE 4.7, all patents, copyrights (where such registration is permitted or required by applicable law), trademarks, tradenames and service marks included in the Intellectual Property are registered to or owned by or licensed to Seller, are valid and enforceable (and in the case of any unregistered or unpatented rights may be freely used by Seller) or pending (in the case of patents), and all annuities, if any, are fully paid. To the best of its knowledge, Seller has not infringed and is not infringing, nor has Seller contributed to or is contributing to the infringement of, any valid patents, copyrights, trademarks, tradenames or service marks of any third party that are currently required for the Business, and there are no pending or threatened actions against Seller for infringement of any such patents, copyrights, trademarks, tradenames or service marks. None of the patents or patent applications included in the Intellectual Property is involved in a reissue, reexamination, interference, opposition or similar proceeding, and there is no threat or other indication that any such proceeding will be declared or commenced. To the best of its knowledge, Seller requires no rights under any patent, trade secret or other proprietary information or computer software license which Seller does not have or does not have the lawful right to use in order to conduct the Business as currently conducted or to manufacture, sell, use or service any product manufactured or serviced by the Business. To the best of its knowledge, Seller is not using, without authorization, any trade or other business secret, know-how or technical information of any Person in the conduct of the Business. All licenses permitting Seller to use any Intellectual Property, Technical Information or Computer Software Assets are in full force and effect, and the terms of such licenses do not provide that they shall be terminated or restricted as a result of the consummation of the transactions contemplated by this Agreement.

     4.8 NO PRIOR SALE OR LICENSING OF PURCHASED ASSETS. The Seller is not a party to any license with respect to, and has not made any sale, pledge or other transfer of, and has not granted any rights or options to purchase or acquire, all or any part of the Purchased Assets, except as contemplated by this Agreement except the Landlord Option.

     4.9 CERTAIN FEES. Neither Seller nor any of its officers, directors, employees or other affiliates has agreed to pay or has incurred any claims for any brokerage fees, commissions or finders' fees in connection with the transactions contemplated hereby except that Seller will pay a fee to Eugene Miller for his services rendered in connection with the sale of the Purchased Assets and the management of the Business prior to Closing.

     4.10 DISCLOSURE. No representations or warranties made by Seller in this Agreement and no statements made by Seller in any certificate, schedule, exhibit or other writing delivered by Seller to Buyer or referred to in or pursuant to this Agreement contain, or at the date of its delivery will contain, any untrue statement of a material fact or omit or will omit any statement of a material fact necessary to make complete, accurate and not misleading every representation, warranty and statement of Seller set forth in this Agreement or any such certificate, schedule, exhibit or other writing.

     4.11 SOLVENCY. The transfer of the Purchased Assets by Seller in return for the Purchase Price will not render Seller insolvent or unable to pay its debts as they become due in the ordinary course or leave Seller with an unreasonably small capital for the business in which it will continue to engage.

     4.12 PURCHASED ASSETS.

          4.12.1 The use to which the property subject to the Real Property Lease is put is not subject to any restriction or condition and conforms to zoning, subdivision and/or planning regulations, fire and safety regulations, to the requirements of the relevant local authorities and to all statutes governing such property or use thereof and is not a temporary use. All necessary consents to such existing use have been obtained. Seller has not received notice of violation of any such regulation, ordinance or other law, order or requirement from any court or Governmental Authority or of taking by eminent domain or condemnation proceeding.

          4.12.2 Seller has good and marketable title to, and all right, title and interest in, all the personal properties and assets included in the Purchased Assets, and will transfer and convey the Purchased Assets to Buyer, free and clear of all Liens. None of such personal properties or assets were purchased by Seller in a bulk sale. As used in this Agreement, "Liens" shall mean and include all mortgages, liens, pledges, charges, title retention or security agreements, claims, restrictions, leases, options, rights of first offer or first refusal, confidentiality or secrecy agreements, noncompetition agreements, defects of title or other encumbrances or rights of others not otherwise disclosed herein.

          4.12.3 All the tangible assets of Seller used and operated in the Business are in conformity with all applicable laws and regulations and are in good operating order and condition, subject to reasonable wear and tear, and are suitable for their intended uses.

          4.12.4 The Purchased Assets include all tangible and intangible personal property which are related to the operation of the Business, except the Excluded Assets.

     4.13 TECHNICAL INFORMATION. To the best of Seller's knowledge, except as expressly noted on the manufacturing drawings or on SCHEDULE 4.13, there exists no undocumented manufacturing or assembly procedure nor any variance between manufacturing drawings included in the Technical Information and the actual manufacturing and assembly practices of Seller and Seller's vendors and subcontractors. On the Closing Date, Seller will have delivered all patterns, manufacturer's manuals and copies of all other Technical Information in its possession to Buyer, and will have caused all third parties to return all patterns and return or destroy all copies of Technical Information. All Technical Information in electronic form and Computer Software Assets have been scanned for and cleaned of all computer viruses.

     4.14 INVENTORY. Except for the Polaroid Inventory and Rejected Inventory, the physical counting of the Inventory was performed in accordance with GAAP consistently applied.

     4.15 CONTRACTS.

          4.15.1 A true and correct copy of each Contract, including manufacturer representative contracts, has previously been made available to Buyer. All Contracts are valid, binding and in full force and effect, and neither Seller nor, to Seller's knowledge, any other party to any such Contracts is in default thereunder.

          4.15.2 Except as set forth on SCHEDULE 4.15, none of the Contracts contains any provision giving any party thereto the right to terminate such agreement by reason of the execution of this Agreement or the consummation of the transactions contemplated herein, and none of the terms of any Contract will be adversely altered in any material respect by reason of the execution of this Agreement or the consummation of the transactions contemplated herein.

     4.16 OPEN ORDERS. To the best of Seller's knowledge, all Open Orders are valid, binding and in full force and effect and neither Seller nor the other party thereto is in default thereunder. Seller will deliver copies of all Open Orders to Buyer for review of assignability at least five days prior to the Closing Date. Seller will at Buyer's request use its best efforts to obtain consents to assignment of any Open Order Buyer determines to be material to its obtaining the backlog of Open Orders under Section 8.14. Seller has no obligation to make any payments to representatives or any other Person on or with respect to Open Orders, except for commissions due to manufacturer representatives as set forth on SCHEDULE 4.16, which remain the Seller's obligation with respect to goods shipped by the Business prior to the Closing and will be the Buyer's obligation with respect to goods shipped by the Business subsequent to the Closing. To the best of Seller's knowledge, the anticipated margins and costs to complete each Open Order are correctly stated with respect to each Open Order on SCHEDULE 4.16.

     4.17 PERMITS AND LICENSES. The Permits and the Environmental Permits are the only permits, franchises, licenses or authorizations used in or necessary for the conduct of the Business. All Permits are in full force and effect and no suspension or cancellation of any has been threatened. No Permits or parts thereof are subject to loss by reason of dormancy or non-use. No claims have been made by any third parties relating to the Permits and, to Seller's knowledge, no such claim is contemplated by any Governmental Authority or other Person nor does any basis therefor exist. No Permit will be terminated or require the consent of the issuer as a result of the consummation of the transactions contemplated by this Agreement, except those issued in the name of Seller's corporate entity. True and correct copies of all Permits have been delivered to Buyer for which assignment will be obtained.

     4.18 INSURANCE. Seller maintains such types and amounts of insurance against such risks and losses as are required by law or the terms of any contract and as are customary for companies similarly situated in the business in which Seller is engaged and at the locations where Seller conducts such business, and Seller has not received any notice of actual or proposed cancellation or of reduction in coverage of, or of any increase in premium under, such policies of insurance.

     4.19 PRODUCT LIABILITY. There is not presently any action, suit, proceeding, claim or investigation pending, or to Seller's knowledge threatened, against Seller for personal injury or property damage or otherwise relating to the safety or fitness of the goods or products of Seller.

     4.20 ABSENCE OF SENSITIVE PAYMENTS. Seller has not made any contributions, payments or gifts to or for the private use of any governmental official, governmental employee or governmental agent in any amount where either the payment or the purpose in making such contribution, payment or gift is illegal under the laws of the United States or any other jurisdiction; Seller has not established or maintained any unrecorded fund or asset for any purpose or made any false or artificial entries on its books; and Seller has not made any payments to any Person with the intention or understanding that any part of such payment was to be used for any purpose other than that described in the document supporting the payment.

     4.21 TAXES. Except as described on SCHEDULE 4.21 attached hereto, Seller has duly and timely filed all tax returns required to be filed by it or for which it may be held responsible, and has paid all Taxes, interest, penalties, duties, assessments and deficiencies due and payable by it.


     4.22  ENVIRONMENTAL ISSUES.

          4.22.1 Except as set forth in SCHEDULE 4.22.1, all activities of the Business while under Seller's ownership have been conducted in compliance with, and all properties owned, leased or operated in connection with the Business comply with, all environmental or health and safety statutes, ordinances, regulations, orders, directives, decrees and requirements of common law concerning (1) those activities, (2) those properties, (3) repairs or construction of any improvements, (4) handling of any materials, (5) discharges to the air, soil, surface water or ground water, and (6) storage, treatment or disposal of any waste at or connected with any activity at such properties ("Environmental Laws").

          4.22.2 All permits necessary for the operation of the Business in compliance with Environmental Laws ("Environmental Permits") have been obtained by Seller and are listed in SCHEDULE 4.22.2. SCHEDULE 4.22.2 also lists all of the conditions contained in the Environmental Permits which remain unsatisfied. Except as disclosed in SCHEDULE 4.22.2, all Environmental Permits are in full force and effect and are not subject to any appeals or further proceedings or to any unsatisfied conditions. No modification, suspension, recision, relocation or cancellation of any Environmental Permit is pending or threatened, and no Environmental Permit will be adversely affected by the consummation of the transactions contemplated by this Agreement. Seller has made or caused to have been made all notifications and done all other things necessary, or will do so before Closing, to ensure that, following the consummation of the transactions contemplated by this Agreement, all previously issued Environmental Permits in connection with the Business shall remain in full force and effect.

          4.22.3 To the best of Seller's knowledge, no Contamination is present at any property now or previously owned, leased or operated by Seller in connection with the Business. The term "Contamination" means the uncontained presence of Hazardous Substances at any property, or arising from any property, which may require remediation under any applicable law, and the term "Hazardous Substances" means "hazardous substances" or "pollutant" or contaminants" as defined pursuant to the Comprehensive Environmental Response, Compensation and Liability Act ("CERCLA"), as amended, "regulated substances" within the meaning of subtitle I of the Resource Conservation and Liability Act, as amended, hazardous substances as defined under any applicable state or local Environmental Laws, petroleum or petroleum products, or any other substance considered toxic, hazardous or a potential threat to human health or the environment under any applicable law, the presence of which might result in (1) an environmental Lien, or (2) a party incurring costs or being ordered or directed to investigate, remediate or otherwise respond to a potential environmental threat posed by such substance.

          4.22.4 To the best of Seller's knowledge, SCHEDULE 4.22.4 identifies all sites at or to which any waste generated by or on behalf of the Business, or otherwise, in connection with any of its respective operations has been transported, stored, treated or disposed ("Disposed" or "Disposal") and all arrangements for Disposal. Except as identified in SCHEDULE 4.22.4:

                   4.22.4.1 To the best of Seller's knowledge, none of the sites identified in SCHEDULE 4.22.4 is or may become the subject of a response action under CERCLA or any similar federal, state or local law imposing liability for remediation;

                   4.22.4.2 Seller has not received in connection with the Business (A) a request for information from any Governmental Authority with respect to any discharge or removal of any Hazardous Substance, or (B) other notice that it has been identified in any litigation, administrative proceeding or investigation as a responsible party or a potentially responsible party for any liability under any Environmental Law. "Governmental Authority" shall mean the government of the United States, any state or political subdivision thereof, or any foreign country and any entity exercising executive, legislative, regulatory or administrative functions of or pertaining to government;

          4.22.4.3 Seller has not filed on behalf of the Business any notice under any federal, state or local law, regulation or order reporting a release of Hazardous Substances;

          4.22.4.4 Seller has not entered into on behalf of the Business any negotiations or agreements with any Person relating to any response action or other cleanup or remediation of any Hazardous Substance, except that the Seller charged the prior owner of the Business in connection with the removal of an underground fuel oil tank.

       4.22.5 Except as set forth in SCHEDULE 4.22.5, no portion of any property owned, leased or operated by Seller in connection with the Business contains any of the following:

          4.22.5.1 polychlorinated biphenyls or substances containing polychlorinated biphenyls;

          4.22.5.2 asbestos or materials containing asbestos; or

          4.22.5.3 urea formaldehyde foam insulation;

          4.22.5.4 tanks presently or formerly used for the storage of any liquid or gas above or below ground.

       4.22.6 To the best of Seller's knowledge, except as set forth in
SCHEDULE 4.22.6, no portion of any property owned, leased or operated by Seller in connection with the Business constitutes any of the following:

          4.22.6.1 a wetland or other "water of the United States" for purposes of Section 404 of the federal Clean Water Act, or any similar area regulated under any applicable state law;

          4.22.6.2 a floodplain or other flood hazard area;

               4.22.6.3 a portion of the coastal zone for purposes of the federal Coastal Zone Management Act; or

               4.22.6.4 any other area development of which is specifically restricted under applicable law by reason of its physical characteristics or prior use.

     4.23 BENEFIT PLANS AND EMPLOYMENT ARRANGEMENTS.

          4.23.1 Except for Seller's 401(k) plan and cafeteria benefit plan, Seller has not maintained, for the benefit of employees of the Business, and does not maintain, any welfare plan as defined in the Employee Retirement Income Security Act of 1974, as amended ("ERISA"); pension plan, as defined in Section 3(2) of ERISA; or retirement, insurance, bonus, deferred compensation or other plan or arrangement.

          4.23.2 Except as set forth in SCHEDULE 4.23, each group health plan that provides health coverage to any present or former employee of the Business has operated in compliance with all requirements of Sections 601 through 608 of ERISA and Section 4980B of the Internal Revenue Code and the regulations promulgated under former Section 162(i)(2) and (u) of the Code relating to the continuation of coverage under certain circumstances in which coverage would otherwise cease.

          4.23.3 Seller has not carried on discussions regarding organization with any labor union for the Business and there has not been any strike, work stoppage, labor dispute or other labor trouble relating to employees of the Business, and there are no significant threats of work stoppage or labor trouble by employees of Seller.

     4.24 UNDISCLOSED LIABILITIES. Seller has no liability or obligation of any nature in connection with the Business, whether due or to become due, absolute, contingent or otherwise, including without limitation, liabilities for or in respect of Indebtedness or Taxes or penalties except for liabilities that (a) are disclosed in this Agreement or on a schedule to this Agreement, (b) are incurred in the ordinary course of business since May 24, 1996, and fully reflected as liabilities on the Seller's Books and Records or
(c) Seller's obligations under two covenants-not-to-compete and the Real Property Lease with the prior owners of the Business. "Indebtedness" shall mean all items which, in accordance with GAAP, would be included in determining total liabilities as shown on the liabilities side of the balance sheet as at the date Indebtedness is to be determined, except accounts payable which are not more than 90 days past due and accrued liabilities arising in the ordinary course of business, and in any event shall include (i) all indebtedness for borrowed money or for the deferred purchase price of property or services, (ii) liabilities as lessee under leases of real and/or personal property which have been or should be, in accordance with GAAP, recorded as capital leases, (iii) liabilities secured by any Lien on property owned or acquired, whether or not such liability shall have been assumed, (iv) indemnities, guarantees, endorsements (other than for collection in the ordinary course of business) and other contingent obligations whether secured or not in respect of the obligations of other Persons, (v) liabilities in respect of unfunded vested benefits, including without limitation, under employee benefit plans and severance or termination pay obligations, (vi) reimbursement or other obligations in respect of letters of credit, banker's acceptances, surety or other bonds and similar instruments whether or not matured, and (vii) all obligations arising under any consulting or noncompetition agreement entered into in connection with an acquisition of assets or the purchase of shares or other equity interests of any Person, to the extent such obligations have been capitalized.

     4.25 TRANSACTION RELATIONSHIP. This Agreement has been entered into as a result of arms length negotiations between Buyer and Seller and there is no special relationship between Buyer and Seller or facts and circumstances whereby Seller is obligated to obtain a fairness opinion as to the

Purchase Price for the Purchased Assets and the value thereof.

SECTION 5. REPRESENTATIONS AND WARRANTIES OF BUYER.

     Buyer represents and warrants to Seller as follows:

     5.1 ORGANIZATION, GOOD STANDING AND CORPORATE AUTHORITY. Buyer is a corporation duly incorporated, validly existing and in good standing under the laws of the State of New York and has full corporate power authority to execute this Agreement and the other documents delivered or to be delivered pursuant hereto, to perform all the terms and conditions hereof and thereof to be performed by it and to consummate the transactions contemplated hereby and thereby, and this Agreement and the other documents delivered or to be delivered pursuant hereto constitute the valid and binding obligations of Buyer, enforceable in accordance with their terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other laws or equitable principles from time to time in effect relating to or affecting the rights of creditors generally.

     5.2 NO VIOLATION. Neither the execution and delivery by Buyer of this Agreement or the instruments of transfer and other documents delivered or to be delivered pursuant hereto by Buyer and the performance by Buyer hereunder or thereunder, nor the consummation of the transactions contemplated hereby or thereby, will violate, conflict with, result in the breach of or accelerate the performance required by any of the terms, conditions or provisions of the Certificate of Incorporation or Bylaws of Buyer or any covenant, agreement or understanding to which Buyer is a party or any order, ruling, decree, judgment, arbitration award or stipulation to which Buyer is subject, or constitute a default thereunder.

     5.3 CONSENTS AND APPROVALS OF GOVERNMENTAL AUTHORITIES AND OTHERS. No approval or authorization of, filing or registration with, or notification to, any Governmental Authority is required in connection with the execution and delivery of this Agreement by Buyer or the performance of its obligations hereunder or the consummation of the transactions contemplated hereby.

     5.4 CERTAIN FEES. Neither Buyer nor any of its officers, directors, employees or other affiliates has agreed to pay or has incurred any claims for any brokerage fees, commissions or finders' fees in connection with the transactions contemplated hereby.

     5.5 BUSINESS RECORDS. From and after Closing Buyer will provide Seller and its representatives access, from time to time, to the Business records acquired by Buyer hereunder as may be reasonably required by Seller and will permit Seller to make copies thereof.

     5.6 SELLER'S ACCOUNTS RECEIVABLE. From and after the Closing, Buyer upon receipt of payments on account of Seller's Accounts Receivable, based upon a customers notification on the check, will promptly deliver them to Seller in the form received. If a payment is received covering accounts receivable of both Buyer and Seller, Buyer upon the check of the customer clearing will promptly transmit to Seller the amount due to it. Buyer will not suggest to or otherwise persuade customers to pay an invoice of Buyer prior to paying an invoice of Seller.

SECTION 6. SELLER'S COVENANTS.

     6.1 EMPLOYEES. Seller shall permit Buyer to discuss the possibility of employment with current employees of the Business, and shall not interfere with or impede Buyer's right to do so, either directly or indirectly.

     6.2 SALES TAXES; EQUIPMENT APPRAISAL. Buyer and Seller agree that they will share and pay equally all sales, use and transfer Taxes, if any, arising from the sale of the Purchased Assets pursuant hereto and provided that, if the closing is completed hereunder, Seller will pay one-half of the Buyer's cost of an appraisal of the Equipment.

     6.3 ACCESS TO OFFICES, OFFICERS, ACCOUNTANTS, DUE DILIGENCE, ETC. Seller will continue to afford to the officers and authorized representatives of Buyer (including without limitation, attorneys, accountants, surveyors, building inspectors, engineers, environmental consultants, insurance brokers, financial advisors and bankers) access to the offices, officers, properties, books and records of Seller concerning the Business and of the Business, including contact with attorneys, accountants and other representatives of Seller and with any and all Persons Buyer deems appropriate in order to consummate the transactions contemplated hereby, and will furnish Buyer with such additional financial and operating data and other information as to the Business and Purchased Assets as Buyer may from time to time reasonably request. Seller will cooperate with Buyer to facilitate Buyer's contacting vendors, dealers, customers and such other Persons as Buyer and its representatives may reasonably desire to contact in connection with Buyer's investigation of the Business. Investigations conducted by Buyer and its agents shall be conducted in such a manner as to minimize, to the extent reasonably practicable, the disruption of orderly business operations of Seller and the Business and properties examined shall be returned to their preexamination condition by Buyer.

     6.4 ENVIRONMENTAL INVESTIGATION. Seller has commissioned at its expense an update of its Phase I investigation of the premises and operation of the Business to determine compliance with Environmental Laws, the presence of Hazardous Substances or other toxic or hazardous materials on properties owned or operated by the Business. Buyer shall be under no obligation to continue with its due diligence investigation or to close under this Agreement if, at any time, the results of its due diligence investigation under Section 6.3 or this
Section 6.4 are not satisfactory to Buyer for any reason in its sole discretion.

     6.5 APPROVALS; CONSENTS. Seller will use its best efforts to obtain the consents of all parties to all Contracts, Open Orders, Permits, Environmental Permits and rights of Seller, which require the consent of such parties for the consummation of the transactions contemplated hereby.

     6.6 PRESERVATION OF BUSINESS ORGANIZATION. Seller will conduct the Business in the ordinary course, in a manner consistent with applicable federal and state regulations, and will use its best efforts to preserve Seller's business relationships intact and to preserve the goodwill of Seller with its suppliers, customers and others having business relations with it.

     6.7 APPROVAL OF CERTAIN TRANSACTIONS. Except as specifically contemplated by this Agreement, without the prior written consent of Buyer, Seller will not, in the conduct of the Business:

          6.7.1 incur or agree to incur any liability or obligation or enter into any agreement or transaction which cannot be cancelled upon thirty days
(30) notice, except renewals or replacements of existing Contracts in the ordinary course on substantially the same terms;

          6.7.2 mortgage, pledge, sell, lease, distribute, dispose of or otherwise encumber or convey any interest in any Purchased Assets, except the sale of finished goods inventory in the ordinary course of business;

          6.7.3 make capital expenditures in excess of $15,000;

          6.7.4 conduct its business other than in the ordinary course;

          6.7.5 waive or release any material rights with respect to the Purchased Assets or the Business;

          6.7.6 change its methods of accounting; or

          6.7.7 take any other action (i) which would result in a material adverse change in the condition (financial or other), of the Business or the Purchased Assets or (ii) which if taken prior to the date hereof would constitute a breach of any representation or warranty contained in Section 4 of this Agreement.

     6.8 EXCLUSIVE DEALING. Seller will not:

          6.8.1 solicit or initiate discussions or engage in negotiations with any Person, other than Buyer (whether or not such discussions are initiated by Seller), with respect to the possible acquisition of the Business or the Purchased Assets by such Person (whether by merger, purchase of capital stock, purchase of assets or otherwise);

          6.8.2 provide any information with respect to the Business or the Purchased Assets to any Person, other than Buyer, seeking the possible acquisition of the Business or the Purchased Assets by such Person (whether by merger, purchase of capital stock, purchase of assets or otherwise); or

          6.8.3 enter into a transaction with any Person, other than Buyer, concerning the possible acquisition of the Business or the Purchased Assets by such Person (whether by merger, purchase of capital stock, purchase of assets or otherwise).

     6.9 UPDATE SCHEDULES. Seller will promptly disclose to Buyer any information contained in the representations and warranties of Seller contained in Section 4 or in the Schedules which is no longer true or complete; provided that no such disclosure shall be deemed to modify, amend or supplement Seller's representations and warranties.

     6.10 EMPLOYEES; WARN. Seller will pay all wages, salaries and other sums due employees through the close of business on the day before the Closing Date, and terminate the employment of all employees as of the close of business on the day before the Closing Date. Seller shall give all required notices and make all filings and otherwise comply with all provisions of the Worker Adjustment Retraining and Notification Act and any similar state statutes with respect to termination of employees of Seller.

     6.11 FURTHER ASSURANCES. From time to time after the Closing, at Buyer's reasonable request and without further consideration, Seller will execute and deliver such other and further instruments of conveyance, assignment and transfer, and take such other action, as Buyer may reasonably request for the more effective conveyance and transfer of the Purchased Assets to Buyer. To the extent that the assignment of confidentiality agreements to Buyer is not enforceable against the other parties to such agreements, Seller shall use its best efforts to enforce such agreements with respect to the Business. Seller shall cooperate with Buyer in obtaining execution of any documents by current employees of Seller with respect to inventions, invention disclosures and patent applications for goods or processes invented prior to the Closing Date.

SECTION 7.  THE CLOSING.

     The closing of the sale and purchase of the Purchased Assets (the "Closing") shall take place at the offices of the Seller, 770 Linden Avenue, Rochester, New York at 10:00 a.m. local time on July 15, 1996 or such other time and place as shall be mutually agreed. In the event that Buyer's bank is unable to close the loan for acquisition of the Purchased Assets and working capital by July 15, 1996, the Closing will be postponed on a day to day basis, but no later than July 15, 1996 (such date being herein sometimes referred to as the "Closing Date").

SECTION 8. CONDITIONS PRECEDENT TO THE OBLIGATIONS OF BUYER.

     The obligation of Buyer to acquire the Purchased Assets and to pay the Purchase Price is subject to the satisfaction, or waiver in writing by Buyer, on or prior to the Closing Date of each of the following conditions:

     8.1 CORPORATE ACTION. All corporate and other actions necessary to authorize and effectuate the consummation of the transactions contemplated hereby by Seller and Buyer shall have been duly taken prior to the Closing, and Seller shall have delivered to Buyer a certificate of duly authorized officers or employees of Seller to that effect with respect to Seller, together with certified copies of resolutions of the Board of Directors of Seller authorizing the execution and delivery of this

Agreement and the consummation of the transactions contemplated hereby.

     8.2 REPRESENTATIONS AND WARRANTIES. The representations and warranties of Seller set forth in this Agreement shall be true and correct on and as of the Closing Date with the same effect as though all such representations and warranties had been made on and as of such date and there shall have been delivered to Buyer a certificate to that effect, dated the Closing Date, signed by a duly authorized officer of Seller.

     8.3 PERFORMANCE OF OBLIGATIONS. Each and all of the covenants and agreements of Seller to be performed or complied with pursuant to this Agreement on or prior to the Closing Date shall have been duly performed and complied with or duly waived and there shall have been delivered to Buyer a certificate to that effect, dated the Closing Date, signed by a duly authorized officer of Seller.

     8.4 INSTRUMENTS OF CONVEYANCE. ETC. Seller shall have executed and delivered to Buyer such bills of sale, assignments and instruments of transfer and conveyance and certificates of title as shall be reasonably required by Buyer for the transfer to Buyer of all of Seller's right, title and interest to and in the Purchased Assets free and clear of Liens.

     8.5 DELIVERY. On the Closing Date, Seller shall deliver physical possession of all Equipment, Inventory, Technical Information and tangible property included in the Purchased Assets and any tangible evidence of all Intellectual Property and Open Orders to Buyer.

     8.6 OPINION OF COUNSEL. Buyer shall have been provided with an opinion of Seller's counsel substantially in form attached as Exhibit B.

     8.7 REQUIRED CONSENTS. Seller shall have obtained all consents and approvals of all third parties and all Governmental Authorities required for the transactions contemplated hereby.

     8.8 LITIGATION. No order of any court or administrative agency shall be in effect which restrains or prohibits the transactions contemplated hereby and there shall not have been threatened, nor shall there be pending, any action or proceeding by or before any court or governmental agency or other regulatory or administrative agency or commission, challenging any of the transactions contemplated by this Agreement or seeking monetary relief by reason of the consummation of such transactions.

     8.9 SATISFACTORY FINANCING. Buyer shall have received on or before July 15, 1996, a commitment for financing from such lenders as Buyer in its sole discretion shall have deemed satisfactory to effectuate the transactions covered by this Agreement.

     8.10 NO MATERIAL ADVERSE CHANGE. There shall not have occurred any material adverse change in the business, financial condition prospects, assets or operations of the Business.

     8.11 SUBLEASE. Buyer shall have executed a sublease for the real property occupied by the Business on terms satisfactory to it from the Seller for a term ending December 31, 1997 at a monthly rental of $11,500, and Buyer will assume all of the nonrent obligations of Seller under the Real Property Lease. Buyer will name Seller as a loss payee under the insurance policies which Buyer will obtain relative to the leased premises for the duration of the sublease. At the termination of the sublease, Buyer and Seller will jointly cause a Phase I environmental report to be prepared relative to the leased premises and will each pay for one-half of the cost thereof. Buyer will indemnify and hold Seller harmless, for a period of three (3) years from the end of the Sublease Term, from and against any claim brought in such period by reason of, or pertaining to, the failure by Buyer to have complied with any Environmental Statutes or regulations promulgated thereunder during the sublease period or thereafter, including without limitation any failures or violations reported in such Phase I environmental report which were not reported in the Phase I environmental report to be delivered by Seller to the Buyer at the Closing.

     8.12 REQUIREMENTS CONTRACT. Seller and Buyer shall have entered into a contract under which Seller agrees for a period of 5 years after the Closing to purchase from Buyer all of Seller's requirements for the products currently being produced by the Business for the Seller, provided that, Buyer is at all times competitive with third party sources for such products in terms of quality, cost and delivery.

     8.13 RELEASE OF RIGHT OF FIRST REFUSAL. Seller shall have delivered to Buyer on or before Closing either (i) a release of the right of first refusal to acquire the Purchased Assets held by a third party, or (ii) an affidavit of a corporate officer of the Seller that the third party has forfeited their right to exercise the right of first refusal under the terms thereof.

     8.14 BACKLOG OF OPEN ORDERS. There shall exist a backlog of Open Orders obtained in the ordinary course of business in an amount between $1,000,000 and $1,300,000 as shown on an update to SCHEDULE 4.16.

SECTION 9.  CONDITIONS PRECEDENT TO THE OBLIGATIONS OF SELLER.

     The obligation of Seller to sell or otherwise transfer the benefits of the Purchased Assets hereunder is subject to the satisfaction, or waiver in writing by Seller, on or prior to the Closing Date of each of the following conditions:

     9.1 REPRESENTATIONS AND WARRANTIES. The representations and warranties of Buyer set forth in this Agreement shall be true and correct on and as of the Closing Date with the same effect as though all such representations and warranties had been made on and as of such date and there shall have been delivered to Seller a certificate to that effect, dated the Closing Date, signed by a duly authorized officer of Buyer.

     9.2 EXECUTION AND DELIVERY. The execution and delivery of this Agreement by Buyer and consummation by Buyer of the transactions contemplated hereby shall have been duly authorized by all necessary corporate action of Buyer and there shall have been delivered to Seller a certificate of duly authorized officers or employees of Buyer to that effect, together with certified copies of resolutions of the Board of Directors of Buyer authorizing the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby.

     9.3 PAYMENT. Buyer shall have paid the Purchase Price to Seller according to Section 2 of this Agreement, including delivery of the cash payment, and the Note, guarantee of Note by Dandora, security agreement and financing statements all in form and substance reasonably satisfactory to Seller.

SECTION 10. SURVIVAL OF REPRESENTATIONS, WARRANTIES AND COVENANTS; FURTHER ACTION BY SELLER.

     10.1 SURVIVAL OF REPRESENTATIONS AND WARRANTIES. All representations and warranties made by Seller or Buyer as to any fact or condition existing on or before the Closing Date in this Agreement, in any Schedule or in any certificate delivered pursuant hereto, shall survive the Closing for a period of three (3) years. All such representations and warranties shall be unaffected by any investigation made by or on behalf of Buyer or by knowledge obtained as a result thereof or otherwise. Except as otherwise expressly provided in this Agreement, all covenants, agreements, undertakings and indemnities set forth in this Agreement shall survive for a period of three (3) years.

     10.2 FURTHER ACTION BY SELLER. Immediately following Closing, Seller will withdraw its registration of the trade name "Austro Mold" and shall execute any consents necessary to Buyer's or its designee's use of such name.

SECTION 11.  INDEMNIFICATION.

     11.1 INDEMNITY BY SELLER. The Seller shall defend, indemnify and hold Buyer, its officers, directors, employees and subsidiaries harmless from and against all claims, damages, losses, liabilities, costs and expenses (including attorneys' fees and disbursements and any other legal costs)

(collectively, "Losses") arising out of or resulting from:

          11.1.1 any and all events or occurrences occurring prior to the Closing Date and any and all obligations of Seller relating to the Business, the Purchased Assets, and the Excluded Liabilities, now or hereafter arising except the Equipment Leases and any other obligations expressly assumed by Buyer at the Closing;

          11.1.2 any infringement of patent, trademark, copyright and/or unfair competition rights arising out of Buyer's or customer's use of any Intellectual Property, Technical Information or Computer Software Assets, or the manufacture, use or sale by Buyer or customers of any products or services incorporating or reflecting any Intellectual Property or Technical Information and all suits or legal proceedings based thereon or resulting therefrom except by reason of either (a) Buyer's misuse or different use of Technical Information or Computer Software, or (b) new third-party patent, trademark, copyright and/or unfair competition rights which might be created subsequent to the Closing;

          11.1.3 all Losses arising out of or resulting from the breach by Seller of any of its covenants contained herein;

          11.1.4 all Losses arising out of or resulting from the failure of any representation or warranty of Seller contained herein, in any Schedule hereto or in any certificate delivered pursuant hereto to be true and correct; and

          11.1.5 any Loss resulting from a failure by Seller to comply with or to have complied with any Environmental Statutes or regulations promulgated thereunder.

     11.2 INDEMNITY BY BUYER. Buyer will indemnify and hold the Seller harmless from and against all Losses arising out of or resulting from Buyer's operation or ownership of the Business or the Purchased Assets on and after the Closing Date.

     11.3 NOTICE OF CLAIM. Promptly after service of notice of any claim or of process on Buyer or on the Seller (hereinafter in this Section 11.3, the "Indemnified Party") by any third party, or promptly after obtaining actual knowledge by the Indemnified Party of any other claim, in any matter in respect of which indemnity may be sought pursuant to this Section 11, the Indemnified Party shall promptly notify Buyer or the Seller (hereinafter in this Section 11.3, the "Indemnifying Party") of the receipt thereof. In the case of any action or proceeding by a third party, the Indemnifying Party shall have the right to participate in, or assume, at its own expense, the defense of any such claim or process or settlement thereof. After notice from the Indemnifying Party of its election so to assume the defense thereof, the Indemnified Party shall not be liable to the Indemnifying Party for any legal or other expense in connection with such defense. Such defense shall be conducted expeditiously (but with due regard for obtaining the most favorable outcome reasonably likely under the circumstances, taking into account costs and expenditures) and the Indemnified Party shall be advised of all developments. With respect to any matter which is the subject of any such claim and as to which the Indemnified Party fails to give the Indemnifying Party such notice as aforesaid, and such failure adversely affects the ability of the Indemnifying Party to defend such claim or materially increases the amount of indemnification which the Indemnifying Party is obligated to pay hereunder, the amount of indemnification which the Indemnified Party shall be entitled to receive shall be reduced to an amount which the Indemnified Party would have been entitled to receive had such notice been timely given.

     11.4 LIMITATION OF INDEMNIFICATION. The obligation of Seller to indemnify Buyer under Section 11.1 shall terminate three years after the Closing Date and the obligation of Buyer to indemnify the Seller under Section 11.2 shall terminate three years after the Closing Date, except in each case as to matters as to which an Indemnified Person has given notice of a claim for indemnification in accordance with
Section 11.3 on or prior to such date, in which case the Buyer's or Seller's obligation shall survive until the claim is finally resolved, and (b) except with respect to any fraudulent misrepresentation or fraudulent material omission or fraudulent breach of warranty, which shall terminate five years after the Closing Date.

     11.5 SET OFF. Buyer and Seller are each hereby authorized at any time and from time to time to set off and apply against any sum which is due and payable to the other, the amount of any sum which may be owed to the offsetting party by the other party under this Agreement. The rights under this Section 11.5 are in addition to any other rights and remedies which Buyer or Seller may otherwise have.

SECTION 12. TERMINATION; MODIFICATION OR WAIVER.

     12.1 TERMINATION. This Agreement may be terminated at any time prior to the
Closing:

               12.1.1 by mutual written agreement of Buyer and Seller;

               12.1.2 by Buyer pursuant to Section 6.4 of this Agreement;

               12.1.3 by Buyer if such transactions have not been consummated, through no fault or failure of Buyer, on or before July 31, 1996; or

               12.1.4 by Seller if such transactions have not been consummated, through no fault or failure of Seller, on or before July 31, 1996.

     12.2 MODIFICATION. This Agreement may be amended, modified and supplemented only by written agreement of the parties hereto.

     12.3 WAIVER. Any failure of the Seller or Buyer to comply with any obligation, covenant, agreement or condition contained herein may be expressly waived in writing by Buyer in the case of any such failure by the Seller or by the Seller in the case of any such failure by Buyer, but such waiver or failure to insist upon strict compliance shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure. Whenever this Agreement requires or permits consent by or on behalf of any party hereto, such consent shall be given in writing in a manner consistent with the requirements for a waiver of compliance as set forth in this Section 12.3.

SECTION 13.  COSTS INCIDENT TO PREPARATION OF AGREEMENT.

     Except as set forth in the next sentence, each of the parties hereto shall pay, without right of reimbursement from the other, all costs incurred by it incident to the preparation, execution and delivery of this Agreement and the performance of its obligations hereunder, whether or not the transactions contemplated by this Agreement shall be consummated, including without limitation fees and disbursements of legal counsel, accountants and consultants employed by the respective parties hereto in connection with the transactions contemplated by this Agreement. In the event the transactions contemplated by this Agreement are terminated as a result of a breach of a representation or warranty or failure of a party to perform it obligations hereunder, the breaching party shall be responsible for payment of the nonbreaching party's expenses incurred in connection with due diligence and the negotiation and preparation of this Agreement.

SECTION 14. RISK OF LOSS; DAMAGE PRIOR TO CLOSING.

     14.1 All risk of damage or loss of any sort from any cause with respect to the Purchased Assets shall remain with Seller until the Closing.

     14.2 This Agreement as well as all obligations and liabilities of Seller and Buyer hereunder shall terminate in the event of (i) a seizure prior to Closing by any Governmental Authority of all or a material portion of the Purchased Assets, or (ii) material damage, destruction or other impairment of or to all or a material portion of the Purchased Assets including, without limitation, damage, destruction or other impairment caused by theft, fire, any casualty or the negligence of any Person, including Seller, if such seizure, damage, destruction or impairment shall not in Buyer's sole opinion have been satisfactorily cured or remedied prior to the Closing Date; provided, however, that nothing herein shall impose on Seller any obligation to rebuild, repair or replace all or any portion of the Purchased Assets in the event of any such seizure, damage, destruction or other impairment.

SECTION 15. BEST EFFORTS.

     Each of the parties covenants to use its best efforts to cause the satisfaction of all conditions to Closing to be performed by it or satisfied on its part at or prior to Closing.

SECTION 16.  GENERAL.

     16.1 PARTIES IN INTEREST. This Agreement shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors and permitted assigns. This Agreement is not made for the benefit of any Person not a party hereto, and nothing in this Agreement will be construed as giving any Person, other than the parties hereto and their respective successors and permitted assigns, any right, remedy or claim under or in respect of this Agreement, or any provision hereof.

     16.2 ASSIGNMENT. Buyer may assign this Agreement, provided that Buyer shall remain liable for all obligations to be performed by the assignee hereunder. Seller shall not assign its rights and obligations under this Agreement without the prior written consent of Buyer.

     16.3 CONFIDENTIALITY. Each party to this Agreement shall take all reasonable precautions to maintain the confidentiality of the negotiation or existence of this Agreement, the identity of the parties hereto and any nonpublic information concerning the other parties or their subsidiaries or affiliates provided to or discovered by it or its representatives and shall not disclose any of the above information to anyone other than (i) those people directly involved in the investigation and negotiations pertaining to the transactions contemplated by this Agreement, including without limitation, attorneys, accountants and similar representatives, (ii) such lenders or investors as may be necessary to finance the transactions contemplated hereby,
(iii) such Persons or Governmental Authorities whose consents or approvals may be necessary or to whom notice needs to be given to permit consummation of the transactions contemplated hereby and (iv) to the Securities and Exchange Commission in filings and reports required by the Securities Exchange Act of 1934. In the event of termination of this Agreement prior to Closing, Buyer shall promptly return or destroy all documents, records or other information concerning Seller and/or the Business and shall not retain any copies of same.

     16.4 PUBLIC STATEMENTS. Seller shall make or cause to be made such press release or other public statement or announcement that may be required to comply with applicable securities laws and regulations.

     16.5 CHOICE OF LAW. This Agreement shall be governed by, construed, interpreted and the rights of the parties determined in accordance with the laws, including equitable principles but without regard to principles of conflict of laws, of the State of New York.

     16.6 MEDIATION. In the event of a dispute arising out of or related to this Agreement, the parties shall, prior to initiating litigation, first submit the dispute to non-binding mediation under the commercial mediation rules of the American Arbitration Association. The parties hereby acknowledge and agree that such mediation shall be deemed to be in the nature of settlement discussions and that neither the fact that such discussions took place, nor any statement or conduct of any participant in such discussions shall be admissible into evidence in any subsequent litigation or in any arbitration or other dispute resolution proceeding involving the parties. It is further understood and agreed that any disclosure in any form, including oral, by any Person participating in such mediation shall not operate as a waiver of any privilege, including work product or attorney-client privilege, applicable to the subject matter thereof.

     16.7 NOTICES. Any notice, request, consent, waiver or other communication required or permitted to be given hereunder shall be effective only if in writing and shall be deemed sufficiently given only if delivered in person or sent by express delivery service, telecopy, telegram, cable or by certified or registered mail, postage prepaid, return receipt requested, addressed as follows:

If to Buyer:

                  Austro Mold, Inc.
                  3030 Darnell Road
                  Philadelphia, Pennsylvania 19154
                           Attn: Nathu R. Dandora, President

with a copy to:

                  Curtin and Heefner
                  250 North Pennsylvania Avenue
                  Morrisville, Pennsylvania 19067
                           Attn: Edward I. Dobin, Esquire

If to Seller:

                  Magnetic Technologies Corporation
                  770 Linden Avenue
                  Rochester, New York 14625
                           Attn: Gordon H. McNeil, President


with a copy to:

                  Gerald B. Fincke, Esquire

                  2300 E. Graves Avenue
                  Orange City, Florida 32763

or to such other Person or address as any such party may have specified in a notice duly given by the sender as provided herein. Such notice or communication shall be deemed to have been given as of the day after transmittal by express delivery service; the day of transmittal by telecopy, telegram or cable; and three days after posting by certified or registered mail.

     16.8 ENTIRE AGREEMENT. This Agreement (including the schedules and exhibits attached hereto) and the documents referred to herein as having been entered into by any of the parties hereto or delivered by a party hereto to another party hereto constitute the entire agreement and understanding of the parties relating to the subject matter hereof and supersede all prior and contemporaneous agreements and understandings, representations and warranties, whether oral or written, relating to the subject matter hereof. The terms of this Agreement cannot be changed, modified, released or discharged orally.

     16.9 NO WAIVER. No delay or failure on the part of any party in exercising any rights hereunder, and no partial or single exercise thereof, will constitute a waiver of such rights or of any other rights hereunder. The rights and remedies provided in this Agreement are cumulative and are not exclusive of any rights or remedies a party may otherwise have at law or in equity.

     16.10 SEVERABILITY. The unenforceability or invalidity of any Section or subsection or provision of this Agreement shall not affect the enforceability or validity of the balance of this Agreement. If any provision of this Agreement is so broad as to be unenforceable, such provision shall be interpreted to be only as broad as is enforceable.

     16.11 HEADINGS. The headings of the Sections and subsections contained in this Agreement are for reference purposes only and shall not in any way affect the meaning, interpretation, enforceability or validity of this Agreement.

     16.12 COUNTERPARTS. This Agreement may be executed in any number of counterparts, each of which so executed will be deemed to be an original, but all of which together will constitute one and the same agreement.

     16.13 CONSTRUCTION. Within this Agreement, the singular shall include the plural and the plural shall include the singular, and any gender shall include all other genders, all as the meaning and the context of this Agreement shall require.

     16.14 WAIVER OF JURY TRIAL. SELLER AND BUYER HEREBY WAIVE ALL RIGHT TO A TRIAL BY JURY IN ANY LITIGATION RELATING TO THIS AGREEMENT AND THE OTHER DOCUMENTS EXECUTED IN CONNECTION WITH THE TRANSACTIONS CONTEMPLATED HEREBY.

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first above written.

                               MAGNETIC TECHNOLOGIES CORPORATION



                               By: /s/ Gordon H. McNeil, President
                                  -----------------------------------
                               Title: President
                                     --------------------------------

                               AUSTRO MOLD, INC.


                               By: /s/ Nathu R. Dandora
                                  -----------------------------------
                               Title: Vice President
                                     --------------------------------